As filed with the Securities and Exchange Commission on October 22, 1999.

                                            Registration Statement No. 333-_____
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------
                           TRAVIS BOATS & MOTORS, INC.
                           (Exact name of Registrant)

              TEXAS                                              74-2024798
    (State of incorporation)                                  (I.R.S. Employer
                                                             Identification No.)

                                 MARK T. WALTON
                       CHAIRMAN OF THE BOARD AND PRESIDENT
                           TRAVIS BOATS & MOTORS, INC.
                        5000 PLAZA ON THE LAKE, SUITE 250
                               AUSTIN, TEXAS 78746
                                 (512) 347-8787
             (Address and telephone number of registrant's executive
                offices and name, address and telephone number of
                               agent for service)

                                    Copy to:
                                 J. ROWLAND COOK
                              JOHN A. MENCHACA, II
                               JENKENS & GILCHRIST
                           A PROFESSIONAL CORPORATION
                         600 CONGRESS AVENUE, SUITE 2200
                               AUSTIN, TEXAS 78701
                                 (512) 499-3800

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

            ---------------------------------------------------------

                                                       CALCULATION OF REGISTRATION FEE
=============================================================================================================================

                                                                Proposed                Proposed
         TITLE OF EACH                   Amount                  Maximum                 Maximum                Amount of
      CLASS OF SECURITIES                 to be                 Offering                Aggregate             Registration
       TO BE REGISTERED                Registered          Price Per Share(1)       Offering Price(1)              Fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par                   86,005                   $10.375              $892,301.87              $248.06
 value
=============================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee and based upon the average of the high and low prices reported on the Nasdaq National Market on October 19, 1999, in reliance on Rule 457(c) under the Securities Act.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 Subject to Completion, dated October 22, 1999

                                  86,005 SHARES
                                  COMMON STOCK


                           TRAVIS BOATS & MOTORS, INC.

         The shareholders of Travis Boats & Motors listed below are offering and selling 86,005 shares of Travis Boats common stock under this prospectus. The selling shareholders may offer their Travis Boats stock through the Nasdaq National Market at market prices or at prices they negotiate privately with purchasers. Travis Boats will not receive any money from this sale, but we will incur expenses in connection with the offering. Neither Travis Boats nor the selling shareholders have hired an underwriter for this offering and sale.

         Our common stock is traded over-the-counter on the Nasdaq National Market under the symbol "TRVS." On OCTOBER 19, 1999, the closing price of the common stock on Nasdaq was $10.375 per share.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






                THE DATE OF THIS PROSPECTUS IS OCTOBER __, 1999.


                                TABLE OF CONTENTS
About Travis Boats & Motors ......................................................................................2
Risk Factors .....................................................................................................3
         We Depend on Strong Sales in the First Half of the Year..................................................3
         Our Sales Depend on Good Weather.........................................................................4
         General Economic Conditions in the United States and in the Areas Where We Have Stores
         Affect Our Sales.........................................................................................4
         Our Growth Depends on Our Ability to Acquire and Open New Stores.........................................4
         Our Success Will Depend on How Well We Manage Our Growth.................................................4
         Our Suppliers Could Increase the Prices They Charge Us...................................................4
         We Rely on a Single Manufacturer for Almost All of Our Motors............................................4
         Certain Laws and Contracts May Keep Us From Entering New Markets.........................................5
         Much of Our Income is from Financing, Insurance and Extended Service Contracts,
         Which is Dependent on Third Party Lenders and Insurance Companies........................................5
         We Use Bank Loans to Help Us Pay for Inventory at Our Stores.............................................6
         Our Success Depends on Our Management Team...............................................................6
         If Our Products Are Defective, We Could Be Sued..........................................................6
         Our Stock Price May Be Volatile..........................................................................6
         If We Issue More Stock, Our Stock Price May Decline......................................................6
         Our Corporate Documents May Prevent or Inhibit a Takeover of the Company.................................6
Use of the Proceeds...............................................................................................7
Selling Shareholders ............................................................................................ 7
Plan of Distribution ............................................................................................ 7
Legal Matters ................................................................................................... 8
Experts ......................................................................................................... 8
Where You Can Find More Information...............................................................................8
Disclosure of Commission Position on Indemnification for Securities Act Liabilities...............................9



                           ABOUT TRAVIS BOATS & MOTORS

         Travis Boats & Motors is a leading retailer of recreational boats, motors, trailers and related marine accessories in the southern United States. We currently operate 38 stores under the name "Travis Boating Center" in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee, and Texas. We differentiate ourselves from our competitors by providing a unique superstore shopping experience that showcases a broad selection of high quality boats, motors, trailers and related marine accessories at firm, clearly posted, low prices. Each of our superstores also offers complete customer service and support, including in-house financing programs and full-service repair facilities staffed by factory-trained mechanics.

         Since   incorporating   in  1979,  we  have  grown  primarily   through
acquisitions of other companies. Some of our recent acquisitions are:


o On April 29, 1999, we acquired selected assets from DSA Marine Sales & Service, Inc., dba "The Boatworks", which operated store locations in Bradenton, Clearwater and Englewood, Florida.

o On June 1, 1999, we acquired the common stock of Shelby Marine Sales, Inc., and Shelby Marine Pickwick, LLC, which operated store locations in Memphis and Pickwick Dam, Tennessee.

o On September 1, 1999, we acquired selected assets from The New Three Seas, Inc., which operated a store location in Ft. Myers, Florida.

         Travis Boats is organized as a Texas corporation with its principal executive offices located at 5000 Plaza on the Lake, Suite 250, Austin, Texas 78746. Our telephone number is (512) 347-8787.

                                  RISK FACTORS

         Before you invest in our common stock you should know that the purchase of our common stock carries certain risks, including the risks we describe below. You should carefully consider these risks, together with all of the other information in this prospectus, before you decide whether to purchase shares of our common stock.

         Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", "estimate", and "continue" or similar words. You should read statements that contain these words carefully because they (1) discuss our future expectations; (2) contain projections of our future results of operation or of our future financial condition; (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. However, unexpected events may arise in the future that we are not able to predict or control. The risk factors that we describe in this section, as well as any other cautionary language in this prospectus, give examples of the types of uncertainties that may cause our actual performance to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should know that if the events described in this section and elsewhere in this prospectus occur, they could have a material adverse effect on our business, operating results and financial condition.

         WE DEPEND ON STRONG SALES IN THE FIRST HALF OF THE YEAR. Our business, and the recreational boating industry in general, is very seasonal. Our strongest sales period begins in January, because many boat and recreation shows are held in that month. Strong sales demand continues through the summer months. Of our average annual net sales over the last five years, over 27% occurred in the quarter ending March 31 and over 41% occurred in the quarter ending June 30. Our sales are generally much lower in the quarter ending December 31. Because the sales level in the December quarter are much less than in the months with warmer weather we generally do not make a profit in such quarter. Because of the difference in sales in the warm spring and summer months versus the cold fall and winter months, if our sales in the months of January through June are significantly lower than we expect, we may not earn profits or we may lose money and have a net loss. This experience may lead to a material adverse effect on our business, our operating results and our financial condition.

         OUR SALES DEPEND ON GOOD WEATHER. Our business also depends on the weather. For example, too much or too little rain, either of which may result in dangerous or inconvenient boating conditions, can severely limit our sales. A long winter can also reduce our selling season. Bad weather conditions in the future will decrease customer demand for our boats, which will decrease our sales and could significantly lower the trading price of our common stock.

         GENERAL ECONOMIC CONDITIONS IN THE UNITED STATES AND IN THE AREAS WHERE WE HAVE STORES AFFECT OUR SALES. Our industry, like many other retail industries, depends on the local, regional and national economy. High interest rates, volatility or declines in the stock market, changes to the tax law such as the imposition of a luxury tax, or a major employer's decision to leave a certain city can all significantly decrease the amount of money consumers are willing to spend. When these situations arise, consumers often decide not to purchase relatively expensive, "luxury" items like recreational boats. For example, from 1988 to 1990, our business suffered dramatically because of the declines in the financial, oil and gas and real estate markets in Texas. If similar downturns in the national or in local economies arise in the future, we may suffer significant operating losses.

         OUR GROWTH DEPENDS ON OUR ABILITY TO ACQUIRE AND OPEN NEW STORES. We have grown primarily through the addition of new stores. We began with five stores in Texas in 1991 and, since then, have opened or acquired 33 new stores in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee and Texas. These new stores accounted for 57.6% of our sales in fiscal year 1996, 71% of our sales in fiscal year 1997 and 78.3% in fiscal year 1998. By comparison, sales from existing stores increased 4.3% in fiscal year 1996, 5.7% in fiscal year 1997 and 6.6% in fiscal 1998. Although we expect our existing stores to remain profitable, most of our sales growth is from newly added store locations and we may not be able to continue to grow or purchase new store locations at the same rapid pace.

         We plan to acquire other existing boat retailers. Our success in these acquisitions will depend on our financial strength at the time of acquisition, our ability to hire and retain qualified employees and our ability to identify markets in which we can successfully sell our products. In addition, once we identify a store that meets our criteria, our success will depend on our ability to sell the store's remaining inventory, to convert the store to a Travis Boating Center and to attract new customers to the store after the conversion. Our inability to meet our planned growth potential will severely impact our financial condition.

         Besides acquiring existing stores and converting them into Travis Boating Centers, we plan to build new stores in certain cities or towns that do not have other boat retailers that we can purchase or would like to purchase. To succeed in building and operating new facilities will depend on whether we obtain reliable information about each potential market, such as how many and what type of boats have previously been sold in the market. We must then be certain that the prices of our boats are competitive with other boat dealers that sell boats in the market so that we can sell enough boats to operate our store profitably. We cannot promise or be certain that we will be able to open and operate new stores in a time frame that we are expected to by our stockholders or that we can operate stores on a profitable basis.

         OUR SUCCESS WILL DEPEND ON HOW WELL WE MANAGE OUR GROWTH. We have undergone a period of rapid growth and, consequently, we have spent much time and effort in acquiring and opening new stores. We expect this trend to continue. Although we believe that our systems, procedures and controls are adequate to support our growth, we can not assure that this is the case. In addition, our growth will impose substantial added responsibilities on our existing senior management including the need to identify, recruit and integrate new senior level managers. Our inability to manage our growth would result in a significant and severe financial impact on our company.

         We have designed our management information system to monitor and manage our geographically dispersed stores. This system is now in operation in 28 of our 35 stores. Any faults or defects in this system could harm our ability to operate our stores and would result in a significant impact on our financial condition.

         OUR SUPPLIERS COULD INCREASE THE PRICES THEY CHARGE US. We have entered into non-exclusive dealer agreements with our key manufacturers. These agreements are renewable on an annual basis and are standard in the industry. Because of our relationship with these manufacturers, we receive price discounts and other favorable terms; however, these vendors may change the prices they charge us for any reason at any time. A change in those manufacturer's prices or changes in industry regulations could have an significant adverse effect on our business.

         WE RELY ON A SINGLE MANUFACTURER FOR ALMOST ALL OF OUR MOTORS. In fiscal years 1998, 1997 and 1996, we bought nearly 100% of the outboard motors for use on our Travis Edition line of recreational boats from Outboard Marine Corporation, the manufacturer of Johnson outboard motors. Our agreement with Outboard Marine is a three-year agreement, and we are currently in the second year. This agreement gives us a set discount from Outboard Marine's prevailing prices. This agreement may be canceled, however, if we do not buy certain minimum quantities or if Outboard Marine is unable to supply the quantity we need. Cancellation or modification of our agreement with Outboard Marine could have a material adverse effect on our business, financial condition and results of operations.

         We buy much of our boat inventory from a single supplier. For example, in 1996 we purchased 22.7% , in fiscal year 1997 we purchased 34.3%, and in fiscal year 1998 we purchased 17.7% of our boat inventory from a single supplier. In addition, we purchase a large percentage of the annual production of several boat manufacturers. If our sales increase, those manufacturers may need to increase their production or we may need to locate other sources. If our suppliers cannot produce more or decide not to renew their contracts with us, and we cannot find alternative sources at similar quality and prices, we would experience inventory shortfalls which, if severe enough, could cause significant disruptions and delays in our sales and, therefore, harm our financial condition.

         CERTAIN LAWS AND CONTRACTS MAY KEEP US FROM ENTERING NEW MARKETS. Some of our agreements with dealers require us to obtain permission from certain manufacturers before we enter new markets. We received permission from some key manufacturers, including Johnson Motors, to sell their product in the areas where we have recently expanded. We have not, however, received universal approval to sell all of our products in all new markets. If our manufacturers do not give us permission to sell their products in markets where we plan to expand, we will be forced to find alternative supply sources. Besides these manufacturers' restrictions, there are also legal restrictions on our business. For example, the state of Oklahoma recently adopted laws that restrict the locations of competing boat dealers. While these types of laws are not common, they could have a significant effect on our industry if other states pass similar restrictions.

         MUCH OF OUR INCOME IS FROM FINANCING, INSURANCE AND EXTENDED SERVICE CONTRACTS, WHICH IS DEPENDENT ON THIRD PARTY LENDERS AND INSURANCE COMPANIES. A substantial part of our income comes from the fees we receive from banks and other lending companies. We call this type of income Finance and Insurance income, or F&I income. If our customers desire to borrow money to finance the purchase of their boat, we help the customers obtain the financing by referring them to certain banks that have offered to provide financing for boat purchases. The bank or other lending company pays a fee to our Company for each loan that the banks are able to provide as a result of our referral.

         When we sell boats we also offer our customers the opportunity to purchase (i) a Service Contract that provides up to four (4) years of additional warranty coverage on their boat after the manufacturer's warranty expires, and
(ii) various insurance policies that will provide money to pay off their boat loan if the customer dies or is physically disabled. Travis Boats does not underwrite or have a financial risk for paying claims or expenses that are insured by the Service Contracts or the insurance policies. We sell these products for unrelated companies that specialize in these type of issues and we are paid a fee for each product that we sell.

         Finance and Insurance income for fiscal year 1997 for these services equalled 4.4% of our net sales and 16.7% of our net profits and, in fiscal year 1998, these services accounted for 5.4% of our net sales and 20.3% of our net profits. This arrangement carries several potential risks. First, the lenders we arrange financing through may decide to lend to our customers directly rather than to work through us. If the customer goes directly to the bank to apply for a loan to purchase their boat we would not receive a fee for referral. Second, the lenders we currently refer customers to may change the criteria or terms they use to make loan decisions, which could reduce the number of customers that we can refer. If either of these events occur, we would lose a significant portion of our income and profit.

         WE USE BANK LOANS TO HELP US PAY FOR INVENTORY AT OUR STORES. We have arrangements with financial institutions and other lenders for lines of credit that we use for stocking inventory. We believe that the terms of these lines of credit are competitive with the terms that our competitors receive. We believe that we will continue to receive financing on the same terms as we have previously but, if we are unable to do so, changes in our financing terms will have a material adverse effect on our ability to sell our products and, consequently, on our financial performance.


         OUR SUCCESS DEPENDS ON OUR MANAGEMENT TEAM. Our company depends greatly on our key management, including Mark T. Walton, Chairman of the Board and President; Ronnie L. Spradling, Executive Vice President-New Store Development; Michael B. Perrine, Chief Financial Officer, Secretary and Treasurer; and other key employees. We are the beneficiary of key-man life insurance policies on Mr. Walton and Mr. Perrine in the amount of $1,000,000, each, and on Mr. Spradling in the amount of $500,000. However, if any of these employees died, became disabled or left Travis Boats for other reasons, their loss could have a significant negative effect on our operations and our financial performance.

         IF OUR PRODUCTS ARE DEFECTIVE, WE COULD BE SUED. Because we sell, service and custom package boats, motors and other boating equipment, we may be exposed to lawsuits for personal injury and property damage if any of our products are defective and cause personal injuries or property damage. We require our manufacturers to carry product and general liability insurance and we carry third party product liability insurance. We have avoided any significant liability for these risks in the past. However, if a situation arises in which a claim is not covered under our insurance policy or is covered under our policy but exceeds the policy limits, it could have a significant and material adverse effect on our business, operating results and financial condition.

         OUR STOCK PRICE MAY BE VOLATILE. The price of our common stock may be highly volatile for several reasons. First, a limited number of shares of our stock are owned by the public. This may effect trading patterns which generally occur when a greater number of shares are traded. Second, the quarterly variations in our operating results, discussed above, may result in the increase or decrease of our stock price. Third, independent parties may release information such as information regarding pending legislation, analysts' estimates or general economic or market conditions that effect the price of our stock. Any of these situations may have a significant effect on the price of our common stock.

         IF WE ISSUE MORE STOCK, OUR STOCK PRICE MAY DECLINE. The sale of a large number of shares of our common stock in the public market could have a material adverse effect on the market price of the common stock. As of October 15, 1999, we own or control, together with our officers and directors and large shareholders, approximately 1,412,149 shares of common stock. Our sale of a large portion of these shares may decrease the price of our common stock.

         OUR CORPORATE DOCUMENTS MAY PREVENT OR INHIBIT A TAKEOVER OF THE COMPANY. Our Articles of Incorporation permit us to issue up to 1,000,000 shares of preferred stock, either all at once or in a series of issuances. Our Board of Directors has the power to set the terms of this preferred stock. If we issued this preferred stock, it could delay or prevent a change in control of the company. Also, our Articles of Incorporation permit the Board of Directors to determine the number of directors and do not specify a maximum or minimum number. Our Bylaws currently provide that the Board of Directors is divided into three classes with staggered terms. This arrangement could delay shareholders from replacing current board members and could delay or prevent a takeover that you may consider to be in your best interest.


                               USE OF THE PROCEEDS

         All net proceeds from the sale of the Travis Boats shares will go to the shareholders who offer and sell their shares. Travis Boats will not receive any proceeds from sales of the shares.


                              SELLING SHAREHOLDERS

         As of October 19, 1999, the selling shareholders owned 86,005 shares of Travis Boats & Motors. All of these shares are being offered pursuant to this prospectus. Before and after the offering, each of the selling shareholders will own less than 1% of the outstanding common stock.


         We have summarized relevant information about the selling shareholders in the following table:





                                   Material
                                relationships             Amount of           Number of shares           Amount of
                                 with Travis             common stock         to be offered for         common stock
                                   Boats or                owned at                selling              owned after
                               affiliates since          October 19,            shareholder's            Offering if
    SELLING SHAREHOLDER          January 1996               1999                  account            all stock is sold
    -------------------        ----------------          ------------         ------------------     -----------------
      Glenn W. Koutny                none                   44,293                 44,293                    0
     Trust UTD 9/6/91


       Eileen Grace                  none                   20,641                 20,641                    0
     Weichmann Koutny
     Trust UTD 9/6/91

     Robert W. Schmid                none                   15,309                 15,309                    0


    James O. Lieberick               none                   5,762                   5,762                    0


---------------------------                         ----------------------------------------------


          TOTALS                                           86,005                  86,005


                              PLAN OF DISTRIBUTION

         The selling shareholders may offer their Travis Boats shares at various times in one or more of the following transactions:

o    on the Nasdaq National Market at prevailing market prices,
o otherwise than on such market at prevailing market prices or negotiated prices, or
o    in a combination of the above transactions.

         The selling shareholders may use broker-dealers to sell their shares. If they do, the broker-dealers will either receive discounts or commissions from the selling shareholders or they will receive commissions from purchasers of shares for whom they acted as agents.

         We have signed agreements with the selling shareholders that provide that, although we will not receive any portion of the proceeds of any sales of the shares by the selling shareholders, we will pay all the costs of registering their offering of the shares. The selling shareholders will pay all the costs of selling the shares. In addition, we have agreed to indemnify the selling shareholders against certain liabilities, including liabilities arising under the Securities Act of 1933.


                                  LEGAL MATTERS

         For the purposes of this offering, Jenkens & Gilchrist, A Professional Corporation, Austin, Texas, is giving its opinion on the validity of the shares.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements for each of the three years in the period ended September 30, 1998, as set forth in their report, which is incorporated by reference in this prospectus from our Annual Report on Form 10-K. Our consolidated financial statements are incorporated by reference in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public through our web site at http://www.travisboats.com or at the SEC's web site at http://www.sec.gov. Our principal offices are located at 5000 Plaza on the Lake, Suite 250, Austin, Texas, 78746 and our telephone number is (512) 347-8787.

         This prospectus is part of a registration statement we filed with the SEC under the Securities Act of 1933, as amended. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents until the selling shareholders sell all the shares:

o our Annual Report on Form 10-K for the fiscal year ended September 30, 1998, filed with the Commission on December 29, 1998, and all amendments thereto;

o our Company's quarterly reports on Form 10-Q, for the quarters ended December 31, 1998, March 31, 1999 and June 30, 1999 and all amendments thereto;

o all other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since September 30, 1998;

o the description of the common stock set forth in the Registration Statement on Form 8-A, filed with the Commission on May 23, 1996, including any amendment or report filed for the purpose of updating such description; and

o all documents filed by Travis Boats with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering, from the date of filing of such documents.

         You may request free copies of these filings by writing or telephoning us at the following address:

                       Michael B. Perrine
                       Secretary, Treasurer and Chief Financial Officer Travis Boats & Motors, Inc.
                       5000 Plaza on the Lake, Suite 250
                       Austin, Texas 78746
                      (512) 347-8787

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders identified in this prospectus will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

================================================================================
================================================================================

     Prospective investors may rely only on the information contained in this prospectus. Neither Travis Boats nor the selling shareholders has authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

                                 ---------------













================================================================================
================================================================================













                                  86,005 Shares




                                 TRAVIS BOATS &
                                  MOTORS, INC.




                                  Common Stock






                                ----------------

                                   PROSPECTUS

                                ----------------










                                OCTOBER __, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered, all of which will be borne by the Company, are set forth in the following itemized table:

         SEC Registration Fee.....................................     $  248.09
         Transfer Agent's Fees....................................        500.00
         Accounting Fees..........................................      3,000.00
         Legal Fees...............................................      3,000.00
         Miscellaneous............................................        500.00
                                                                    ------------

                  Total...........................................    $ 7,248.09
                                                                    ============

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company has authority under Articles 2.02A.(16) and 2.02-1 of the Texas Business Corporation Act (the "TBCA") to indemnify its directors and officers to the extent provided in such statute. The Company's articles of incorporation permit indemnification of directors and officers to the fullest extent permitted by the TBCA.

         The TBCA provides in part that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that such person (i) conducted himself in good faith; (ii) reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and, in all other cases, that his conduct was at least not opposed to the corporation's best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

         A corporation may indemnify a person under the TBCA against judgments, penalties (including excise and similar taxes), fines, settlement, and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

         A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

         Additionally,   the  Company's  articles  of  incorporation   limit  or
eliminate a director's liability for monetary damages to the Company or its shareholders for acts or omissions in the director's capacity as a director, except that the articles of incorporation do not eliminate the liability of a director for (i) a breach of the director's duty of loyalty to the Company or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided for by an applicable statute.

ITEM 16.          EXHIBITS.

3.1  Restated  Articles  of  Incorporation  of  Travis  Boats  &  Motors,   Inc.
     (Incorporated by reference to Exhibit 3.1 of the Company's Form 10-K for the year ending September 30, 1998).

3.2 Restated Bylaws of Travis Boats & Motors, Inc. (Incorporated by reference to Exhibit 3.2 of the Company's Form 10-K for the year ending September 30,
     1998)

4 Specimen share certificates (incorporated by reference to the Company's Registration Statement No. 333-003283 on Form S-1 filed on May 23, 1996)

5 Opinion of Jenkens & Gilchrist, A Professional Corporation, regarding legality

23.1 Consent of Jenkens & Gilchrist, A Professional Corporation (contained in its opinion filed as Exhibit 5)

23.2 Consent of Independent  Auditors

25   Power of Attorney (included on the signature pages hereof)

ITEM 17.          UNDERTAKINGS.

     A. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (1) to include any prospectus required by section 10(a)(3) of the 1933 Act;

          (2) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (3) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (A)(1) and (A)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Travis Boats pursuant to
               Section 13 of Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement

     B. That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
          Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
          Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on October 21, 1999.

                                       TRAVIS BOATS & MOTORS, INC.


                                       By:   /s/ Mark T. Walton
                                             -----------------------------------
                                             Mark T. Walton,
                                             Chairman of the Board and President

                      POWER OF ATTORNEY TO SIGN AMENDMENTS

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mark T. Walton and Michael B. Perrine, either of whom may act alone, as his true and lawful attorneys-in-fact and agents for him and his name, place and stead, in any and all capacities, to sign any or all amendments to the Travis Boats & Motors, Inc. Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof. This Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


              Signature                                 Title                               Date
              ---------                                 -----                               ----
/s/ Mark T. Walton                         Chairman of the Board and President,        October 21, 1999
--------------------------------            (Principal Executive Officer)
          Mark T. Walton

/s/ Michael B. Perrine                     Chief Financial Officer, Treasurer          October 21, 1999
--------------------------------                    and Secretary
         Michael B. Perrine            (Principal Financial and Accounting Officer)

/s/ Ronnie L. Spradling                    Director and Executive Vice President -     October 21, 1999
--------------------------------                New Store Development
      Ronnie L. Spradling

                                                      Director
--------------------------------
             E. D. Bohls

/s/ Joseph E. Simpson                                 Director                         October 21, 1999
--------------------------------
          Joseph E. Simpson

/s/ Robert C. Siddons                                 Director                         October 21, 1999
--------------------------------
          Robert C. Siddons

                                                      Director
--------------------------------
       Steven W. Gurasich, Jr.

                                                      Director
--------------------------------
         Zach McClendon, Jr.
